Exhibit 10.1
Execution Version
TRANSITION AGREEMENT
This TRANSITION AGREEMENT (this “Agreement”) is entered into as of August 3, 2025, by and between Ichor Holdings, LTD (the “Company”) and Jeffrey Andreson (“Employee”).
WHEREAS, the Company’s Board of Directors (the “Board”) has announced its intent to commence a new Chief Executive Officer (the “Successor CEO”) search to succeed Employee in the role of Chief Executive Officer;
WHEREAS, the Company desires, and Employee desires, for Employee to continue to serve in Employee’s current role as Chief Executive Officer until a Successor CEO is appointed pursuant to the terms herein; and
WHEREAS, the Company and Employee wish to transition Employee’s role following the appointment of the Successor CEO, and for Employee to serve in an employee advisory capacity thereafter, in each case pursuant to the terms and conditions herein.
NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee and the Company, the parties agree as follows:
1.Continued Services. Employee acknowledges and agrees that until the date on which a Successor CEO commences employment with the Company (the “Transition Date”), Employee shall continue to serve as Chief Executive Officer of the Company and a member of the Board, unless Employee’s employment is otherwise terminated by the Company for Cause (as defined in the Ichor Holdings, LTD Amended and Restated Select Severance Plan (the “Severance Plan”) or due to a Change in Control Related Termination (as defined below). Until the Transition Date, Employee shall (i) continue to receive his annual base salary as in effect on the date hereof, (ii) participate in the Company’s employee benefit programs as in effect immediately prior to the date of this Agreement, and (iii) remain eligible to earn a cash performance bonus for calendar year 2025 that, to the extent earned, if any, shall be paid when bonuses are ordinarily paid (but in no event later than March 15, 2026).
2.Transition; Termination; Change in Control.
(a)On the Transition Date, Employee will transition to the role of Special Advisor and will be deemed to have resigned from Employee’s position as Chief Executive Officer, a Board member and any other positions at the Company, its subsidiaries and affiliates (whether as an officer, director or otherwise) except as set forth in this Section 2, and will cease to perform services to the Company other than the services described in this Section 2, which shall include assisting with onboarding the Successor CEO, supporting investor relations, advising on ongoing mergers and acquisitions activities, and contributing to business development efforts (the “Transition Services”). Employee will continue to perform the Transition Services until the earliest to occur of: (i) August 31, 2026, (ii) termination by Employee for any reason, (iii) termination by the Company for Cause, and (iv) a Change in Control Related Termination (such earliest date, the “Termination Date”). From the Transition Date until the Termination Date (the “Transition Period”), Employee agrees that Employee will satisfactorily perform the Transition

Services and fulfill all of Employee’s duties and responsibilities to the Company, as directed by the Company, in a professional manner, to the best of Employee’s abilities and in the best interests of the Company, and agrees to execute any additional documentation as the Company may request to effect the foregoing. During the Transition Period, the Company may, in its sole discretion, (A) direct Employee to work from home or from the Company’s office, depending on the Company’s needs (and subject to any applicable laws or policies), and/or (B) reassign any and all of Employee’s duties and responsibilities to others. For the avoidance of doubt, in the event the Transition Date does not occur prior to August 31, 2026, Employee’s employment with the Company shall terminate on August 31, 2026, unless earlier terminated, and Employee shall not be entitled to additional compensation or benefits.
(b)As of the Termination Date, Employee shall not be, or represent that Employee is, an employee, agent or representative of the Company, its affiliates or any of the other Releasees (as defined below) and Employee shall take any actions required by the Company or its affiliates to effectuate the foregoing.
(c)In exchange for Employee’s agreements provided herein, and provided that (i) Employee is not terminated for Cause, (ii) Employee executes and does not revoke a general release of claims, substantially in the form attached hereto as Exhibit A (the “Release”, and such execution and non-revocation, the “Release Condition”), (iii) Employee continues to comply with any restrictive covenants between Employee and the Company (including, without limitation, the restrictive covenants set forth in the Release), and (iv) Employee complies with this Agreement at all times, including satisfactory provision of the Transition Services, as determined in the Company's sole discretion, then, in addition to the other good and sufficient consideration received by Employee, Employee shall be entitled to the following payments and benefits: (A) a base salary equal to $20,000 per month during the Transition Period, paid in accordance with the Company’s regular payroll practices, (B) continued participation in the Company’s employee benefit programs as in effect immediately prior to the Transition Date during the Transition Period, subject to the terms of the applicable plans, and (C) subject to Section 2(d)(iii) and notwithstanding anything to the contrary set forth in the applicable award agreements, Employee’s outstanding unvested equity awards granted pursuant to the Ichor Holdings, Ltd. 2025 Omnibus Incentive Plan and Ichor Holdings, Ltd. 2016 Omnibus Incentive Plan, as applicable, shall remain outstanding and continue to vest during the Transition Period in accordance with the terms of the applicable award agreements ((A), (B), and (C), collectively, the “Transition Benefits”). Any portion of Employee’s equity awards that remains unvested on the Termination Date shall be automatically forfeited for no consideration.
(d)In the event (x) a Change in Control (as defined in the Severance Plan) is consummated prior to the Transition Date, and (y) Employee is terminated by the Company (or successor company, as applicable) without Cause (as defined in the Severance Plan) in connection with such Change in Control at any time prior to August 31, 2026 (such termination, a “Change in Control Related Termination”, and the date of such termination, the “Change in Control Related Termination Date”), Employee shall be entitled to the following payments and benefits, subject to the Release Condition, continued compliance with any restrictive covenants between Employee and the Company (including, without limitation, the restrictive covenants set forth in the Release) and continued employment by the Company through such Change in Control date ((i) through (iv), collectively, the “Change in Control Benefits”):

(i)a lump sum cash payment equal to the product of (A) the sum of Employee’s annual base salary plus target annual bonus, multiplied by (B) two, with such cash payment paid no later than 30 days following the Effective Date (as defined in Exhibit A attached hereto);
(ii) Subject to Employee’s timely election pursuant to COBRA, during the 24-month period following the Change in Control Related Termination Date (the “Continuation Period”), the Company shall pay the employer-portion of continued coverage pursuant to COBRA, for Employee and Employee’s eligible dependents, under the Company’s group health plans in which Employee participated immediately prior to the Change in Control Related Termination or materially equivalent plans maintained by the Company in replacement thereof. Following the Continuation Period, Employee (or, if applicable, Employee’s qualified beneficiaries under COBRA) shall be entitled to such continued coverage for the remainder of the COBRA period, if any, on a fully self-paid basis to the extent eligible under COBRA. In the event such continued health coverage cannot be provided to Employee during the Continuation Period without subjecting the Company or Employee to penalties under applicable law, the Company may alter the manner in which such continued health coverage is provided; provided, the after-tax cost to Employee of such benefits shall not be greater than the cost applicable to similarly situated executives who remain actively employed by the Company;
(iii)To the extent not vested immediately prior to a Change in Control, all stock based awards granted to Employee prior to the Change in Control under the Company’s equity plans, each as amended, including, but not limited to, the Company’s 2016 Omnibus Incentive Plan and 2012 Equity Incentive Plan, or any predecessor or successor plan(s) thereto, that are outstanding as of the date of the Change in Control (including, but not limited to, stock options and shares of restricted stock), or, in the event such stock based awards are not assumed or substituted by the successor in connection with such Change in Control, outstanding immediately prior to the date of the Change in Control, shall become fully vested as of the Change in Control Related Termination Date. Any stock option, stock appreciation right or similar award that provides for a participant-elected exercise shall become fully exercisable and will remain exercisable for the applicable period following termination as specified in the applicable equity plan and/or the applicable award agreement. In the case of restricted stock or similar awards that are not subject to a participant-elected exercise, the Company shall remove any restrictions (other than restrictions required by Federal securities law) or conditions in respect of such award as of the Change in Control Related Termination Date. Any equity awards that accelerate in accordance with this Section 2(d)(iii) shall be settled in accordance with the terms of the applicable award agreements. For the avoidance of doubt, this Section 2.2(d)(iii) shall apply to any equity awards that, in connection with a Change in Control, (1) are granted as replacement of the equity awards held by Employee immediately prior to the Change in Control, and (2) are outstanding immediately prior to the Change in Control, but are not assumed or substituted by the successor in connection with such Change in Control; and
(iv)Employee shall be entitled to receive a pro rata portion (based on the completed number of months of employment during the applicable performance period) of Employee’s target annual bonus for the performance period in which the Change in Control Related Termination occurs, calculated based on actual results for such performance period, payable at the time that the performance bonus would otherwise be paid. For the avoidance of doubt, such pro-rata bonus shall not be based on any bonus to be paid upon completion of any specified project or upon occurrence of a specified event, including, without limitation, a Change in Control. Any pro-rata bonus that is earned, if any, pursuant to this Section 2.2(d)(iv) shall be paid no later than March 15 of the year following the year in which such pro rata bonus is earned.
3.Acknowledgment. Employee hereby agrees and acknowledges that (i) the Transition Benefits and the Change in Control Benefits, as applicable, exceed any payment, benefit or other thing of value to which Employee might otherwise be entitled under any policy, plan or procedure of the Company or Affiliates (as defined in the Severance Plan) or pursuant to any prior agreement or contract with the Company or Affiliates; (ii) by entering into this Agreement, Employee hereby waives any right to claim Good Reason (as defined in the Severance Plan) in connection with Employee’s transition as set forth herein; (iii) Employee hereby waives any payments and benefits provided under the Severance Plan; (iv) Employee shall not be eligible to receive a calendar year 2026 annual bonus; and (v) Employee shall not be eligible to receive any equity award grants following the date hereof.
4.Entire Agreement. This Agreement, including Exhibit A attached hereto, constitutes the entire agreement between Employee, on the one hand, and the Company or any of its Affiliates (as applicable), on the other hand, with respect to the matters herein provided. No modifications or waiver of any provision hereof shall be effective unless in writing and signed by each party.
5.Governing Law. Except as may be preempted by federal law, this Agreement shall be governed by the laws of the State of California, without regard to conflict of laws principles, and the parties in any action arising out of this Agreement shall be subject to the personal jurisdiction and venue of the federal and state courts, as applicable, in the County of San Francisco, California.
6.No Waiver. No failure by any party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
7.Assignment. This Agreement is personal to Employee and may not be assigned by Employee. The Company may assign its rights and obligations under this Agreement without Employee’s consent, including to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company.
8.Severability and Modification. To the extent permitted by applicable law, the parties agree that any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the parties’ bargain hereunder.

9.Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf)), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.
10.Section 409A.
(a)The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Code Section 409A”); accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A.
(b)A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Employee is deemed on the date of termination to be a “specified employee” within the meaning under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit will not be made or provided until the date that is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Employee, and (B) the date of Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.
(c)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder will be made on or before the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (B) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in- kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(d)For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement is treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Company. Notwithstanding any provision of this Agreement to the contrary, in no event will any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
11.Withholding of Taxes. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In the event that the Company fails to withhold any taxes required to be withheld by applicable law or regulation, Employee agrees to indemnify the Company for any taxes of Employee that should have been withheld.
[Remainder of Page Intentionally Blank;
Signature Page Follows.]

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed as of the date set forth beneath their names below and effective for all purposes as provided above.

EMPLOYEE

/s/Jeffrey Andreson
Jeffrey Andreson

Date: August 3, 2025

ICHOR HOLDINGS, LTD

By: /s/ Diana Finucane
Name: Diana Finucane
Title: Chief HR Officer

Date: August 3, 2025

Exhibit A

Release of Claims

Reference is hereby made to that certain Transition Agreement, dated August 3, 2025, between Ichor Holdings, LTD (the “Company”) and Jeffrey Andreson (“Employee”) (the “Transition Agreement”). Capitalized terms used but otherwise defined herein shall have the meanings set forth in the Transition Agreement.

1.Release.
(a)In exchange for the Transition Benefits and the Change in Control Benefits, as applicable, and other valuable consideration, Employee, for himself and for his heirs, executors, administrators and assigns (referred to collectively as “Releasors”), forever releases and discharges the Company and any Affiliate (together, the “Employer”) and any and all of the Employer’s parent companies, partners, subsidiaries, affiliates, successors and assigns and any and all of its and their past and/or present officers, directors, partners, agents, employees, representatives, counsel, employee benefit plans and their fiduciaries and administrators, successors and assigns (referred to collectively as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have or may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date Employee signs this Release.
(b)Without limiting the generality of the foregoing, this Release is intended to and shall release Releasees from any and all claims, whether known or unknown, that Releasors ever had, now have or may have against Releasees arising out of Employee’s employment with the Employer or any of the Releasees, the terms and conditions of such employment and/or the termination of such employment, including but not limited to: (i) any claim under the Age Discrimination in Employment Act, as amended (“ADEA”), and/or the Older Workers Benefit Protection Act which laws prohibit discrimination on account of age; (ii) any claim under Title VII of the Civil Rights Act of 1964, as amended, which, among other things, prohibits discrimination/retaliation on account of race, color, religion, sex, and national origin; (iii) any claim under the Americans with Disabilities Act (“ADA”) or Sections 503 and 504 of the Rehabilitation Act of 1973, each as amended; (iv) any claim under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”): (v) any claim under the Family and Medical Leave Act; (vi) any claim or other action under the National Labor Relations Act, as amended; (vii) any claim under the Workers’ Adjustment and Retraining Notification Act; (viii) the Sarbanes-Oxley Act of 2002; (ix) any other claim of discrimination, harassment or retaliation in employment (whether based on federal, state or local law, regulation, or decision); (x) any other claim (whether based on federal, state or local law, statutory or decisional) arising out of the terms and conditions of Employee’s employment with and termination from the Employer and/or the Released Parties; (xi) any claims for wrongful discharge, whistleblowing, constructive discharge, promissory estoppel, detrimental reliance, negligence, defamation, emotional distress, compensatory or punitive damages, and/or equitable relief; (xii) any claims under federal, state, or local occupational safety and health laws or regulations, all as amended; and (xiii) any claim for attorneys’ fees, costs, disbursements and/or the like. By virtue of the foregoing, Employee agrees that he has waived any damages and other relief available to him (including, without limitation, money damages, equitable relief and reinstatement) under the claims waived in this paragraph 1; provided that nothing herein shall be a waiver of Employee’s right to report violations of federal law or regulation or provide truthful information about this Release or Releasees or, to cooperate with any investigation being conducted by any governmental agency, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Further, nothing contained in this Release limits, restricts or in any way affects either party’s right to seek or receive any monetary damages, awards or other relief in connection with protected whistleblower activity. Notwithstanding anything herein to the contrary, the sole matters to which this Release does not apply are: (A) claims to the Transition Benefits and the Change in Control Benefits, as applicable; (B) claims under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (C) claims arising after the date Employee signs this Release; (D) claims relating to any rights of indemnification under the Employer’s organizational documents or otherwise, (E) claims relating to any outstanding stock options or other equity-based award on the Transition Date or Change in Control Related Termination Date, as applicable; or (F) claims to vested accrued benefits under the Employer’s tax qualified retirement plans or non-qualified retirement plans in accordance with, and subject to, the terms and conditions of such plans and applicable law. Employee acknowledges that Employee has been informed that Employee might have specific rights and/or claims under the ADEA. Employee specifically waives such rights and/or claims under the ADEA to the extent such rights and/or claims arose on or prior to the date this Release is executed by Employee. Employee expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of each and all of the releases, Employee expressly acknowledges that this Release is intended to include and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in Employee’s favor at the time Employee executes this Release and that this Release contemplates the extinguishment of all such claims.
2.Non-Disparagement; Cooperation in Certain Other Legal Proceedings. Employee agrees that at no time will he, in public or private, engage in any form of conduct or make any statements or representations that deprecate, impugn, disparage or otherwise impair the reputation, goodwill or commercial interests of, or make any remarks that would tend to or be construed to tend to defame, the Releasees, nor shall the Employee assist any other person, firm or company in so doing. The Company agrees that it will direct the officers of the Company as of the Termination Date and the members of the Board as of the Termination Date not to, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about Employee or otherwise disparage Employee in any manner that is likely to be harmful to Employee’s business reputation. The foregoing will not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s employees and directors will not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company. Nothing in this Release shall prohibit or restrict Employee from (i) making any disclosure of information, as required by law, in a proceeding or lawsuit in which the Employer is a party, or additionally in any other civil proceeding or lawsuit upon ten (10) business days prior written notice to the Employer; (ii) providing information to, or testifying or otherwise assisting in an investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body or the Employer’s designated legal, compliance, or human resources officers; (iii) filing, testifying, participating or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission; (iv) challenging the validity of this Release as it applies to a release of claims under ADEA; or (v) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Release prohibits or restricts Employer or Employee from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Employer or its subsidiaries or affiliates that (A) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Employee’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Release is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
3.Cooperation. Employee agrees to make himself reasonably available at times and for durations reasonably acceptable to both parties to assist the Employer with respect to any issues wherein the Employer considers Employee’s knowledge or expertise reasonably beneficial. The Employer will reimburse Employee for all reasonable out of pocket expenses that incurred while he is engaged in such activity. Employee will also cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer that relate to events or occurrences that transpired while the Employee was employed by the Employer. Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. Employee shall also cooperate fully with the Employer in connection with any such investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Employer. The Employer shall pay for any reasonable out- of-pocket expenses incurred by Employee in connection with his performance of the obligations pursuant to this paragraph 3. Employee’s performance under this paragraph 3 following the Termination Date shall be subject to his then current employment obligations.

4.Nonsolicitation. To the extent permitted by applicable law as applied to Employee, during Employee’s employment with the Employer and for a period of eighteen (18) months following the Transition Date or Change in Control Related Termination Date, if earlier, Employee shall not, directly or indirectly, either on his own behalf or on behalf of any other person or entity, solicit, induce or encourage, or attempt to solicit, induce or encourage, (i) the resignation of any director, officer, employee or independent contractor of the Employer (each a “Restricted Firm Person”), or (ii) in the case of an independent contractor, any reduction in the services such independent contractor provides to the Employer.
5.Return of Property. Employee represents that he has returned (or will return) to Employer all property belonging to the Employer, including but not limited to electronic devices (e.g., Blackberry and/or laptop computer), keys, card access to buildings and office floors, and business information and documents.
6.Severability. If any provision of this Release is held to be illegal, void, or unenforceable, such provision shall be of no force or effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Release. Further, to the extent any provision of this Agreement and Release is deemed to be overbroad or unenforceable as written, such provision shall be given the maximum effect permissible under law.
7.Entire Agreement. This Release represents the entire understanding between the parties hereto with respect to the subject matter hereof, and may not be changed or modified except by a written agreement signed by both of the parties hereto after the Effective Date of this Release.
8.Governing Law. Except as may be preempted by federal law or as set forth in paragraph 2, this Release shall be governed by the laws of the State of California, without regard to conflict of laws principles, and the parties in any action arising out of this Release shall be subject to the personal jurisdiction and venue of the federal and state courts, as applicable, in the County of San Francisco, California.
9.Confidential Information. Employee acknowledges that during the course of Employee’s employment with the Employer, Employee has had access to information relating to the Employer and its business that is not generally known by persons not employed by the Employer and that could not easily be determined or learned by someone outside of the Employer (“Confidential Information”) Such information is confidential or proprietary and may include but not be limited to customer or client contact lists, trade secrets, patents, copyrighted materials, proprietary computer software and programs, products, systems analyses, lists of suppliers and supplier contracts, internal policies and marketing strategies, financial information relating to the Employer and its employees, and other documents and information that provide the Employer with a competitive advantage and that could not be easily determined or learned or obtained by someone outside the Employer. Employee further acknowledges that: (i) such confidential and proprietary information is the exclusive, unique, and valuable property of the Employer; (ii) the businesses of the Employer depend on such confidential and proprietary information; and (iii) the Employer wishes to protect such confidential and proprietary information by keeping it confidential for the use and benefit of the Employer. Employee agrees not to disclose or use such Confidential Information at any time in the future, except if authorized by the Employer in writing or if required in connection with a subpoena or other legal process or investigation by any governmental, regulatory or self-regulatory agency or in connection with any legal proceeding brought against Employee, or in connection with a proceeding to enforce this Release.
10.Remedies. Employee acknowledges and agrees that the Employer will suffer irreparable damage if any of the provisions of paragraphs 2, 3 or 4 of this Release are breached and that the Employer’s remedies at law for a breach of such provisions would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach, in addition to any remedies at law, the Employer will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.
11.Binding Agreement. This Agreement and Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.
12.ADEA Provisions. Employee acknowledges that he: (a) has carefully read this Release in its entirety; (b) has had an opportunity to consider the terms of this Release for at least twenty-one (21) days; (c) is hereby advised by the Company in writing to consult with an attorney of his choice in connection with this Release; (d) fully understands the significance of all of the terms and conditions of this Release and has discussed them with an attorney of his choice, or has had a reasonable opportunity to do so; and (e) is signing this Release voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.
13.Revocation / Effective Date. The Company’s obligation to provide the Transition Benefits and Change in Control Benefits, as applicable, is expressly conditioned on Employee executing and not revoking this Agreement and Release. Employee may accept this Agreement and Release by signing it and delivering it to Diana Finucane via email at dfinucane@ichorsystems.com on or before the twenty-first (21st) day following the earlier of the Transition Date and Change in Control Related Termination Date; provided, that, Employee may not execute this Release prior to the earlier of the Transition Date and Change in Control Related Termination Date. After signing this Release, Employee shall have seven (7) days (the “Revocation Period”) to revoke his decision by indicating his desire to do so in writing delivered to Diana Finucane via email at dfinucane@ichorsystems.com by no later than the last day of the Revocation Period. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. Provided Employee does not revoke this Release during the Revocation Period, the Effective Date of this Release shall be the later of the eighth (8th) day after Employee signs this Release or the day after the last day of the Revocation Period (the “Effective Date”).
*NOT TO BE SIGNED PRIOR TO THE EARLIER OF THE TRANSITION DATE AND CHANGE IN CONTROL RELATED TERMINATION DATE*

Date:

Jeffrey Andreson
ICHOR HOLDINGS, LTD
Accepted by:
Name:

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